Exhibit 16.1

May 1, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Copano Energy, L.L.C.’s Form 8-K dated May 1, 2013, and have the following comments:

1.     We agree with the statements made in paragraphs one, two, three, four, and six.

2.     We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP